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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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ROBERT LEWIS,
                                           :
           Plaintiff,                                  Civil Action No. 1792 ONC
                                           :
           -against-
                                           :
TRAVELERS PROPERTY CASUALTY CORP.,
ROBERT I. LIPP, JAY S. FISHMAN, FRANK J.   :
TASCO, DUDLEY C. MECUM II, ARTHUR
ZANKEL, KENNETH J. BIALKIN, SANFORD        :
I. WEILL, LESLIE B. DISHAROON and
CITIGROUP INC.,                            :

           Defendants.                     :
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                                    COMPLAINT

         Plaintiff alleges upon personal knowledge with respect to himself, and upon information and belief as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

         1. This is a class action on behalf of the public stockholders of Travelers Property Casualty Corp. ("Travelers" or the "Company"), in connection with the proposed acquisition of the publicly owned shares of Travelers common stock by its majority controlling shareholder, defendant Citigroup Inc. ("Citigroup").

         2. The consideration that Citigroup stated it would offer to members of the Class (as defined below) in the proposed acquisition is unfair and inadequate because, among

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other things, the intrinsic value of Travelers' common stock is materially in excess of the amount offered, giving due consideration to the Company's growth and anticipated operating results, net asset value and profitability.

                                   THE PARTIES

         3. Plaintiff Robert Lewis is the owner of shares of Travelers common stock.

         4. Travelers is a Delaware corporation with its principal executive offices at One Tower Square, Hartford, Connecticut.

         5. Defendant Citigroup is a diversified financial services holding company that provides a broad range of financial services. Citigroup and its affiliates control approximately 85% of the outstanding common stock of Travelers. As such, Citigroup and its representatives on the Travelers board effectively control and dominate Travelers' affairs. Citigroup, therefore, is a controlling shareholder and owes fiduciary obligations of good faith, candor, loyalty and fair dealing to the public shareholders of Travelers.

         6. (a) Defendants Robert I. Lipp, Jay S. Fishman, Frank J. Tasco, Dudley C. Mecum II, Arthur Zankel, Kenneth J. Bialkin, Sanford I. Weill, Leslie
B. Disharooon serve as directors of Travelers (collectively, the "Individual Defendants").

            (b) In addition, defendant Lipp is Chairman of the Company and defendant Fishman is President and Chief Executive Officer.

            (c) Defendants Lipp, Mecum, Zankel, Bialkin and Weill are Citigroup's appointees to the Travelers' Board of Directors.

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         7. Each individual defendant owed and owes Travelers' public stockholders fiduciary obligations and were and are required to: use their ability to control and manage Travelers in a fair, just and equitable manner; act in furtherance of the best interests of Travelers' public stockholders; govern Travelers in such a manner as to heed the expressed views of its public shareholders; and refrain from abusing their positions of control.

                            CLASS ACTION ALLEGATIONS

         8. Plaintiff brings this action, pursuant to Rule 23 of the Rules of this Court, on behalf of himself and all other shareholders of the Company (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them) and their successors in interest, who are or will be threatened with injury arising from defendants' actions, as more fully described herein (the "Class").

         9. This action is properly maintainable as a class action for the following reasons:

            (a) The Class is so numerous that joinder of all members is impracticable. There are millions of shares of Travelers common stock which are outstanding, held by hundreds if not thousands of stockholders who are members of the Class.

            (b) There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

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               (i) whether defendants have engaged in and are continuing to engage in conduct which unfairly benefits Citigroup at the expense of the members of the Class;

               (ii) whether the Individual Defendants, as officers and/or directors of the Company, and Citigroup, the controlling stockholder of Travelers are violating their fiduciary duties to plaintiff and the other members of the Class;

               (iii) whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein; and

               (iv) whether defendants have initiated and timed their buy-out of Travelers shares to unfairly benefit Citigroup at the expense of Travelers' public shareholders.

            (c) The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged alike by defendants' actions.

            (d) Plaintiff is committed to prosecuting this action and has retained competent counsel experience in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class.

                             SUBSTANTIVE ALLEGATIONS

A.  THE COMPANY

         10. Travelers provides a broad range of insurance products and services for the commercial and consumer markets.

B.  THE OFFER

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         11. On March 21, 2000, Citigroup issued a press release stating that it intends to make a cash tender offer for all the publicly-held shares of Travelers that it does not presently own for $41.50 per share. According to the press release, the transaction was purportedly approved by a special committee of the Board of Directors of Travelers.

         12. Given Citigroup's stranglehold on the Travelers Board, any purported independent committee is a sham.

         13. Citigroup is the primary financial backer of Travelers and is, therefore, well aware of the true financial condition of Travelers. In making its inadequate offer to acquire the remaining stock of Travelers, Citigroup has tried to take advantage of the fact that the market price of Travelers stock does not fully reflect the true value of the Company.

         14. Any transaction to acquire the Company at the price being considered does not represent the true value of the Company and is unfair and inadequate and constitutes unfair dealing.

         15. The price that Citigroup has offered has been dictated by Citigroup to serve its own interests, and is being crammed down by Citigroup and its representatives on Travelers' Board to force Travelers' minority shareholders to relinquish their Travelers shares at a grossly unfair price.

         16. Because Citigroup is in possession of proprietary corporate information concerning Travelers' future financial prospects, the degree of knowledge and economic power between Citigroup and the class members is unequal, making it grossly and inherently unfair for

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Citigroup to obtain the remaining 15% of Travelers' shares at the unfair and inadequate price that it has proposed.

         17. By offering an inadequate price for Travelers' shares and planning to use its control to force the consummation of the transaction, Citigroup is violating its duties as majority shareholder.

         18. Any buy-out of Travelers' public shareholders by Citigroup on the terms recently offered on lesser terms, will deny class members their right to share proportionately and equitably in the true value of Travelers' valuable and profitable business, and future growth in profits and earnings, at a time when the Company is poised to increase its profitability.

         19. Because Citigroup controls 85% of Travelers and dominates its Board, no auction or market check can be effected to establish Travelers' worth through arm's-length bargaining. Thus, Citigroup has the power and is exercising its power to acquire Travelers' minority shares and dictate terms which are in Citigroup's best interest, without competing bids and regardless of the wishes or best interests of the class members or the intrinsic value of Travelers' stock.

         20. By reason of the foregoing, defendants have breached and will continue to breach their duties to the minority public shareholders of Travelers and are engaging in improper, unfair dealing and wrongful and coercive conduct.

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         21. Plaintiff and the Class will suffer irreparable harm unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

         22. Plaintiff and the other class members are immediately threatened by the acts and transactions complained of herein and lack an adequate remedy at law.

         WHEREFORE, plaintiff demands judgment as follows:

              A. Declaring that this action is properly maintainable as a class action, and certifying plaintiff as class representative;

              B. Enjoining the proposed transaction and, if the transaction is consummated, rescinding the transaction;

              C. Awarding plaintiff and the Class compensatory damage and/or rescissory damages;

              D. Awarding plaintiff the costs and disbursements of this action, including reasonable allowance for plaintiff's attorneys' and experts' fees; and

              E. Granting such other, and further relief as this Court may deem to be just and proper.

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                                            ROSENTHAL MONHAIT GROSS
                                              & GODDESS, P.A.

                                            By:/s/ Illegible
                                               ---------------------------------
                                               Suite 1401, Mellon Bank Center
                                               919 North Market Street
                                               Wilmington, Delaware  19899
                                               (302) 656-4433
                                               Attorneys for Plaintiff
OF COUNSEL:

Harold B. Obstfeld
HAROLD B. OBSTFELD P.C.
260 Madison Avenue
New York, New York  10016
(212) 696-1212

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